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                                                                       EX-99.BJ

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 2, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of Vanguard International Equity Index Fund, which is also incorporated by reference into the Registration Statement. We also con-sent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Provid-ers--Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA

April 22, 1999